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                                                                   Exhibit 10.11

                       SEPARATION AND RELEASE AGREEMENT

     This SEPARATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between ROGUE WAVE SOFTWARE, INC. ("Rogue Wave") and HAROLD E. JULSEN ("Mr. Julsen") (collectively "parties") as of the Execution Date of this Agreement defined in paragraph 24 below.

     WHEREAS, effective as of December 6, 2000, Mr. Julsen tendered his resignation as Vice President, Worldwide Sales and any and all other positions he may have held as an employee or officer of Rogue Wave and any of its corporate affiliates, parents or subsidiaries;

     WHEREAS, Mr. Julsen tendered his resignation voluntarily and at his sole election and discretion; and

     WHEREAS, Rogue Wave has accepted the resignation tendered by Mr. Julsen;

     WHEREAS, the parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

     WHEREAS, Mr. Julsen accepts the benefits of this Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated.

                                II.  COVENANTS

     NOW THEREFORE, in consideration of the above set forth recitals which are incorporated herein by reference and the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the parties hereto as follows:

     1. Resignation. Mr. Julsen has tendered and Rogue Wave has accepted Mr. Julsen's resignation as Vice President, Worldwide Sales and any and all other positions he may have held as an employee or officer of Rogue Wave and any of its corporate affiliates, parents or subsidiaries, effective as of December 6, 2000 ("Separation Date").

     2. Consideration. Although Rogue Wave has no policy or procedure requiring payment of any severance benefits, Rogue Wave agrees to the following as part of this Agreement:

         a.  Lump Sum Payment.  Rogue Wave agrees to pay Mr. Julsen
$192,500.00, less all legally required deductions and required withholdings ("Lump Sum Payment"). The Lump Sum Payment shall be made in a one-time, lump sum payment within 14 days of the Execution Date of this Agreement. The Lump Sum Payment shall be by check and delivered by mail, overnight delivery, or hand delivery, at the sole option of Rogue Wave. The parties agree that 25% of the Lump Sum Payment is made solely in consideration of Mr. Julsen executing and not revoking the ADEA Waiver and Release set forth in paragraph 12 below.

         b. Insurance. Mr. Julsen acknowledges that Rogue Wave has provided him with a COBRA notification form setting forth his rights and responsibilities with regard to COBRA
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coverage. Should Mr. Julsen timely elect to continue coverage pursuant to COBRA,
Rogue Wave agrees to pay Rogue Wave's insurance carrier on a monthly basis for a period beginning January 1, 2001 and concluding June 30, 2001 ("COBRA Payment Period") unless this obligation is terminated earlier as set forth in this Agreement, for the COBRA premiums to be paid for Mr. Julsen in order to maintain health insurance coverage during the COBRA Payment Period that is substantially equivalent to that which Mr. Julsen received immediately prior to the Separation Date. Should Mr. Julsen obtain employment during the COBRA Payment Period, Rogue Wave's obligation under this paragraph shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through Mr. Julsen's new employer, Mr. Julsen agrees to notify Rogue Wave in writing in the event hat Mr. Julsen obtains employment. In any event, and notwithstanding any provision to the contrary on this paragraph, Rogue Wave's obligations under this paragraph shall forever cease no later than by the end of the COBRA Payment Period.

          c. Stock Option Acceleration. Pursuant to Rogue Wave's 1996 Equity Incentive Plan (the "Plan"), vesting of the stock options granted to Mr. Julsen (the "Option") will continue to vest for a period of six months following the Separation Date. Pursuant to the terms of Mr. Julsen's offer letter and in consideration of the covenants and releases set forth in this Agreement, vesting of the Option shall accelerate such that six-forty-eighths (6/48ths) of the shares under the option shall vest and become exercisable six months after the Separation Date. Except for the acceleration set forth in the preceding sentence, all other terms of the Incentive Stock Option Agreement and the Plan shall govern the Option. Rogue Wave makes no representation as to the tax consequences to Mr. Julsen, if any, associated with the acceleration of a portion of the shares under the Option.

     3. Other Compensation. Except as expressly provided herein, Mr. Julsen acknowledges and agrees that Mr. Julsen will not receive (nor is Mr. Julsen entitled to receive) any additional consideration, compensation, payments, bonuses, commissions, reimbursements, incentive payments, stock, equity interests, stock options, or benefits of any kind. Mr. Julsen further acknowledges and agrees that on or before the Separation Date, Rogue Wave paid to Mr. Julsen in full any and all wages, salary, accrued but unused vacation, floating holiday accrued but not taken, personal time off, commissions, bonuses, stock options, incentive payments and compensation due and owing, if any, as of the Separation Date.

     4. Denial of Liability. The parties acknowledge that any payment by Rogue Wave and any release by Mr. Julsen pursuant to this Agreement are made to ensure that the separation is amicable, that in making any such payment or release, Rogue Wave and Mr. Julsen in no way admit any liability to each other and that they expressly deny any such liability.

     5. Nondisparagement. Mr. Julsen and Rogue Wave agree that neither party will at any time disparage the other to third parties in any manner likely to be harmful to the other party, their business reputation, or the personal or business reputation of its directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

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     6.   Rogue Wave Property.  Prior to the Separation Date, Mr. Julsen agrees to return to Rogue Wave all Rogue Wave documents in whatever form (and all copies thereof) and any and all other Rogue Wave property in Mr. Julsen's possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Rogue Wave files, notes, contracts, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, including any computer equipment, cellular telephones, pagers, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of Rogue Wave (and all reproductions thereof in any form including electronic or paper).

     7. Confidentiality/Non-Disclosure. Mr. Julsen and Rogue Wave acknowledge that confidentiality and nondisclosure are material considerations for the parties entering into this Agreement. Mr. Julsen acknowledges, represents, and agrees that he has not and will not discuss the terms or provisions of the Agreement with any current or former Rogue Wave employee. As such, the provisions of this Agreement shall be held in strictest confidence by Mr. Julsen and Rogue Wave and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports or faxes, or any source likely to result in publication or computerized access. Notwithstanding the prohibitions in this paragraph 8: (a) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) Rogue Wave may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (c) Rogue Wave may disclose this Agreement upon request from any government entity; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

     8. Business Expense Reimbursement. Rogue Wave agrees to reimburse Mr. Julsen for those reasonable business expenses he necessarily incurred in his capacity as a Rogue Wave employee as of the Separation Date consistent with Rogue Wave's policies in this regard. Mr. Julsen acknowledges and agrees that Rogue Wave will not reimburse him for any expenses he incurred after the Separation Date. Mr. Julsen must submit the necessary documentation establishing the amount, date and reason for expenses he incurred and for which he seeks reimbursement no later than 15 days after the Separation Date.

     9. References. To coordinate Rogue Wave's response to any inquiries from prospective employers seeking employment references concerning Mr. Julsen, Mr. Julsen agrees to direct such prospective employers exclusively to the Rogue Wave Director of Human Resources. Should the Director of Human Resources receive an inquiry, the Director (or an authorized agent acting on behalf of the Director) shall confirm Mr. Julsen's period of employment with Rogue Wave, the position he held, and the latest salary that he received as an employee.

     10. Nondisclosure of Proprietary Information and Non-competition Agreement. Mr. Julsen agrees and acknowledges that he continues to be bound by the terms of the Employee Proprietary Information and Inventions Agreement between Mr. Julsen and Rogue

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Wave, executed by Mr. Julsen on May 2, 2000, a copy of which is attached hereto as Exhibit A and which is incorporated herein as if set forth in full. Mr. Julsen specifically acknowledges that he remains bound by the covenant not to compete with Rogue Wave contained in section 4 of the Employee Proprietary Information and Inventions Agreement. Nothing in this paragraph should be construed to narrow the obligations of Mr. Julsen imposed by any other agreement, law or other source.

     11. Release of Claims by Mr. Julsen. For the consideration set forth in this Agreement and the mutual covenants of Rogue Wave and Mr. Julsen, Mr. Julsen hereby releases, acquits and forever discharges Rogue Wave, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Julsen's employment with Rogue Wave or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in Rogue Wave, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims arising out of the administration or terms of Rogue Wave's Sales Compensation Plan; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the Federal Civil Rights Act of 1964, as amended; attorney's fees, court costs, or any expenses under Title VII of the Federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the Federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Colorado Discrimination and Unfair Employment Act; the Equal Pay Act of 1963, as amended; the Fair Labor Standard Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. Mr. Julsen agrees that in the event he brings a claim or charge covered by this release, or does not dismiss with prejudice and withdraw any claim covered by this release, in which he seeks damages against Rogue Wave or in the event he seeks to recover against Rogue Wave in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims or charges.

     12. ADEA Waiver and Release by Mr. Julsen. Mr. Julsen acknowledges that Mr. Julsen is knowingly and voluntarily waiving and releasing any rights Mr. Julsen may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA Waiver and Release"). Mr. Julsen acknowledges that the consideration given for this ADEA Waiver and Release, provided for in paragraph 2 above, is in addition to anything of value to which Mr. Julsen was already entitled. The parties agree and acknowledge that Mr. Julsen has been advised by this writing, as required by the ADEA that: (a) this ADEA Waiver and Release does not apply to any claims under ADEA that may arise after the date that Mr. Julsen signs this Agreement; (b) Mr. Julsen has the right to and is advised to consult with an attorney prior to

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executing this Agreement; (c) Mr. Julsen has forty-five days within which to consider this ADEA Waiver and Release (although Mr. Julsen may choose to voluntarily execute this ADEA Waiver and Release earlier); (d) Mr. Julsen has seven days following the execution of this Agreement to revoke Mr. Julsen's ADEA Waiver and Release by sending, via certified United States mail, written notice of revocation to the attention of Rogue Wave, Attn. Director of Human Resources; 5500 Flatirons Parkway, Boulder, CO 80301, and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Mr. Julsen signs this Agreement, provided that the Company has also signed this Agreement by that date. The parties acknowledge and agree that revocation by Mr. Julsen of the ADEA Waiver and Release is not effective to revoke Mr. Julsen's waiver or release of any other claims pursuant to this Agreement. The parties further agree that revocation by Mr. Julsen of the ADEA Waiver and Release shall entitle Rogue Wave to recover any and all payments made by Rogue Wave in consideration for Mr. Julsen executing and not revoking the ADEA Waiver and Release, as articulated in paragraph 2 and to recover the costs, expenses and attorney's fees incurred in attempting to recover such payments.

     13. Tax Consequences. Mr. Julsen expressly acknowledges that Rogue Wave has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Rogue Wave to Mr. Julsen pursuant to this Agreement. Mr. Julsen agrees to indemnify and hold Rogue Wave harmless for any and all claims or penalties asserted against Rogue Wave for failure to pay taxes due on any consideration provided by Rogue Wave pursuant to this Agreement.

     14. Cooperation. Mr. Julsen agrees to fully cooperate with Rogue Wave in connection with any Rogue Wave defense, prosecution, or investigation by Rogue Wave regarding any actual or potential litigation, administrative proceeding, or other such procedures, in which Rogue Wave may be involved as a party or non-party from time to time.

     15. No Third Party Rights. The parties agree that by making this Agreement they do not intend to confer any benefits privileges or rights to others. The Agreement is strictly between the parties hereto, subject to the terms of paragraph 19 below, and that it shall not be construed to vest in any other the status of third-party beneficiary.

     16. Voluntary and Knowingly. Mr. Julsen acknowledges that, before executing this Agreement, he has been advised and given the opportunity to consult with counsel and has in fact sought and received advice from counsel of his own choosing, and was fully advised of his rights under law. Mr. Julsen further acknowledges that he has reviewed this Agreement in its entirety, understands it, and voluntarily executes it.

     17. Duty to Effectuate. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

     18. Entire Agreement. Except for those agreements expressly referenced herein, this Agreement, including Exhibit A hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Julsen and Rogue Wave with regard to the

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subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Mr. Julsen and a duly authorized officer of Rogue Wave.

     19. Successors and Assigns. This Agreement, including Exhibit A hereto, shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and insure to the benefit of each party, its heirs, successors and assigns.

     20. Applicable Law. The parties agree and intend that this Agreement be construed and enforced in accordance with the laws of the State of Colorado.

     21. Forum. This Agreement will be governed by and construed according to the laws of the State of Colorado as such laws are applied to agreements entered into and to be performed entirely within Colorado between Colorado residents. Mr. Julsen hereby expressly understands and consents that this Agreement is a transaction of business in the State of Colorado and in the County of Boulder, Colorado, and constitutes the minimum contacts necessary to make Mr. Julsen subject to the personal jurisdiction and venue of the federal courts located in the State of Colorado, and the state courts located in the County of Boulder, Colorado. Mr. Julsen agrees and acknowledges that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in federal court within the State of Colorado or a state court located in the County of Boulder, Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to the federal courts located in the State of Colorado, or the state courts located in the County of Boulder, Colorado.

     22. Severable. If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

     23. Enforce According To Terms. The parties intend this Agreement to be enforced according to their terms.

     24. Execution Date. This Agreement is effective on the later of the dates that each party signed this Agreement ("Execution Date").

     25. Counterparts. This Agreement may be executed in one or more counterparts, any of which need not contain the signatures of more than one party but all signed counterparts taken together will constitute one and the same argument.

     26. Section Headings. The section and paragraph headings contained in this

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Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     27. Expiration. Unless otherwise agreed to by Rogue Wave in writing signed by an authorized Rogue Wave representative, this agreement must be executed by Mr. Julsen and delivered to Rogue Wave no later than January 4, 2000 to be effective or binding on Rogue Wave.

     IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

Harold E. Julsen, an individual                 Rogue Wave Software, Inc.,
                                                a Delaware corporation

/s/ Harold E. Julsen
--------------------------------                By:_____________________________
Harold E. Julsen
                                                Its:____________________________


Date: December 20, 2000                         Date:_____________________, 2000

Exhibit A:  Employee Proprietary Information and Inventions Agreement

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